Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Successful Conclusion

of Revenue Interest Agreement with AxoGen

INCLINE VILLAGE, NV, November 14, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the company has received $30.3 million, in addition to previously received revenue interest payments, to conclude PDL’s revenue interest agreement with AxoGen, Inc. (NASDAQ: AXGN). In October 2012, PDL entered into a structured financing transaction in which PDL provided AxoGen with an aggregate of $20.8 million in exchange for royalties on certain AxoGen revenues. AxoGen is a regenerative medicine company dedicated to advancing the science and commercialization of surgical solutions for peripheral nerve repair.

“We are pleased that we were able to offer AxoGen financial support. AxoGen is a good example of the excellent quality of assets PDL has been able to attract. We have increased our equity position in AxoGen, and we wish them great success,” stated John P. McLaughlin, president and chief executive officer of PDL. “This marks the second concluded investment in our short history of acquiring revenue generating assets and we are pleased with the outcome. Our strict underwriting process is harvesting success.”

“We would like to extend our sincere gratitude to PDL for their strong partnership and continued support during the course of our financial relationship. PDL’s financing provided key growth capital allowing AxoGen to generate high double digit sales growth. As a result, AxoGen has become a leading company in the peripheral nerve repair market,” commented Karen Zaderej, president and chief executive officer of AxoGen.

On November 13, 2014, PDL acquired 643,382 registered shares of AxoGen common stock in exchange for approximately $1.75 million under a privately negotiated stock purchase agreement. PDL currently holds approximately 1.8 million shares of AxoGen common stock.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has deployed approximately $780 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

About AxoGen, Inc.

AxoGen is a leading medical technology company dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States, Canada and several European countries and includes Avance® Nerve Graft, the only off-the-shelf commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, and are distributed exclusively by AxoGen. AxoGen maintains its corporate offices in Alachua, Florida and is the parent of its wholly owned operating subsidiary, AxoGen Corporation.

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